Exhibit 99.1

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

July 27, 2006

3:00 pm CT

Operator:	Good afternoon. My name is (West) and I will be your conference operator today.

At this time, I’d like to welcome everyone to the Vitesse Semiconductor Corporation Public Conference Call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer session.

If you would like to a question during this time, simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question, please star then the number 2.

As a courtesy to other listeners, questions will be limited to one. Please return to the question queue for any follow ups. Thank you

I would now like to turn the conference over to Mr. Chris Gardner.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

Mr. Gardner, please go ahead.

Christopher Gardner:	Thank you, (West).

My name is Chris Gardner and I’m the CEO of Vitesse Semiconductor.

Thank you for taking the time to be with us today. We realize this call has been a long time and coming. Our inability to share information over the past three months has been frustrating personally as I know it has been for you. Although many things we still can’t comment on publicly, we’re at a point where we think there is much we can discuss with reasonable degree of confidence. That’s the reason for this call.

We hope that we can give you a better understanding of what the company has being doing since April 17 and where it stands today.

We’ve received hundreds of emails and telephone calls during this time. I apologize to those of you who feel we have not communicated sufficiently. We hope to start a process to regain your trust.

In the long term, we expect to be judged by our actions, as well as our words. For today, I can only say that I intend to be as candid as possible on those subjects that I’m at liberty to discuss with you.

We expect to do quarterly calls going forward. Our goal is to be as transparent as possible.

Before we go any further, let me make our Safe Harbor statement and some general comments.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

Certain matters discussed in the conference call constitute forward-looking statements that are based on management’s current expectation and involve risks and uncertainties that could cause actual results to differ materially from those projected.

There risks include, among others, risks related to the previously disclosed internal review and possible restatement of Vitesse’s financial statements; Vitesse’s failure to file its required reports under the Securities Exchange Act of 1934; recent management changes that delisting of Vitesse’s stock from the NASDAQ Global Market, an assertion that there has been a default under Vitesse’s convertible subordinated debentures.

Furthermore, information provided during this call which is not historical in nature are forward-looking statements pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Vitesse undertakes no duty to update any forward-looking statements to conform those statements to actual results or changes in the company’s expectations.

Today, we will also be discussing certain historical and current financial information. As you are aware, Vitesse has announced that its historical financial statements should not be relied upon and that they will likely be restated.

Current financial information has not been audited and it’s based upon the best information available to management at this time. It may well change as it is audited and as additional information is discovered.

Let me make - say one additional thing about the ground rules for this call. As was announced back in April, the board of directors of Vitesse formed a

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

special committee of independent directors to conduct an investigation and to pass stock option grants and into accounts receivable and revenue recognition practices.

The committee has engaged independent legal counsel and a forensic accounting firm to assist them in conducting a thorough review. The committee has informed management that they expect the review to be completed sometime in the fall. The committee is conducting its completely independent of management, and management has not been kept abreast of the committee’s work or its findings.

Accordingly, I’m simply not in a position to speak to any of the issues that fall within the charter of the special committee. I completely understand you wanting to ask questions about the company’s plans with respect to potentially backdated options or about the termination of the three executives or about litigation by or against the company. But as frustrating as it might be for you, I can’t answer them.

Once the results of the committee’s review are shared with management, we hope to be able to address some of those issues with you.

With those caveats and disclaimers out of the way, let me talk to - let me turn to the point of today’s call.

Our goal today is to provide you first with a very brief review of the events that brought us to where we are. Second, a status report on the business and operations. Third, a review of our financial position. And finally, a discussion on what we expect to be our next step going forward.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

Let me start with a very brief history, much of which is known to many of you. On April 18, 2006, Vitesse announced that we had discovered issues with our option granting process and that its top three executive had been placed on administrative leave.

On April 26, Vitesse announced that it believed that its financial statements for fiscal years 2002 through 2005 should not be relied upon.

And on May 11, Vitesse notified the SEC that it will not be able to file its Q2 financial statement on time.

Based on these announcements, Vitesse received a notice that Vitesse was at risk of being delisted from NASDAQ Global Market for failure to file its 10Q. A subsequent hearing resulted in an unfavorable decision against Vitesse and eventual delisting.

We chose not to contest that decision as the probability of reversal by NASDAQ was extremely low. Accordingly, Vitesse shares started trading on the Pink Sheet on June 28, 2006.

On May 17, Vitesse announced that it retained an investment bank to assist in efforts to raise private funding. Within three weeks, on June 7, we announced the completion of first tranche (of funding) of this effort by closing approximately $22 million private debt financing with Tennenbaum Capital Partners.

The second tranche of approximately $30 million was closed on June 20.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

On May 18, Vitesse received the federal grand jury subpoena and was notified that the Securities and Exchange Commission had initiated an investigation. Vitesse is cooperating to the fullest extent.

Also during this period, the board made several management changes. The board of directors appointed me as CEO, Shawn Hassel as CFO, and Sharon Drew as Vitesse’s First General Counsel.

As you can see, it’s been a very dynamic 13 weeks in the financial organization. In a moment, Shawn will give you more details.

Meanwhile, we have done our best to keep our focus on running the business. Let me give you an update on the current business environment.

The Vitesse vision has been and remains to leverage our technical expertise and customer relationships to increase penetration in our legacy served markets and to diversify into adjacent markets by exploiting disruptive break points that emerge through technology or other factors.

Our development strategy translates this vision into business initiative based on our core confidence of mixed-signal VLSI systems design.

Over the past four years, we’ve invested to diversify from our legacy business in the long-haul market to adjacent markets in the metro storage and enterprise segments of networking.

This strategy has successfully diversified our company and reduced our reliance on a single market.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

In fiscal 2001, the long-haul telecom segment of networking represented 94% of our business. Today, networking represents approximately 50% of our business with only a small portion being focused on the long-haul applications.

Storage represents just over 30% and Ethernet has grown to nearly 20% of the total. At the same time, we’ve increased the total adjustable market for our products to over $3 billion. Today, all segments of our business present us with good growth opportunities.

While these strategy initiatives have presented Vitesse with no opportunities, the necessary expansion in product lines has presented us with some challenges.

We’ve been successful in taking market share in these new segments, would have been impacted by slower than expected transitions in several of the market areas. I’ll discuss these transitions in more detail in a few minutes.

Fortunately, our investments had been in markets continued to show strength. In networking, we are seeing gathering momentum again in telecom long-haul, metro and access segments.

In storage, our move to Serial Attached SCSI from Fibre Channel is playing out well as SAS continue to displace Fibre Channel in the market.

In the enterprise market, the shift towards Gigabit Ethernet from Fast Ethernet continues, providing us with growing opportunities for our PHY and switch products.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

Let me spend a few minutes reviewing in more detail each of our business units.

Our Network Products Division encompasses the legacy of Vitesse business focused on the core of the telecom infrastructure market. In fiscal Q3, NPD represented about 53% of Vitesse’s business. Many of our customers are reporting generally stronger market conditions as carriers have started to increase CAPEX expenditure and price compression for equipment is moderating.

We’re also seeing strength in optical module segment that serves into these equipment makers.

One of our key initiatives in NPD is our Ethernet-over-SONET mapper products deployed in the SONET Metro ADM and MSPP platforms that carry data into these telecom networks.

We continue to see growth in this market where we believe we have market share leadership in the high-end segment that we serve.

Due to long development cycles in the carrier space, these products, which were initially deployed several years ago, are just beginning to ramp into volume at the early adopters.

This quarter, we’ve seen announcements equipment using Vitesse products being it deployed into two of the largest US-based network. We continue to win new opportunities including several new Tier 1 designs to this product family in recent quarter in US, Europe and in China.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

In another focus area, Vitesse recently announced the industry’s first Physical Media Device or PMD chipset solution for GPON Fiber-to-the-Home applications.

This is a very technically challenging analogue functions that are used inside optical modules. We’re seeing tremendous interest in these parts and we’ll be sampling to many major module suppliers within the quarter.

This chipset joins our EPON chipset to give us the most complete product line for Fiber-to-the-Home optical module applications.

Fiber-to-the-Home is showing solid growth in Asia, particularly in Japan and a strong potential here in the US for deployment by the major carriers through the end of the decade.

Recent industry forecast suggests this market is growing at over 30% per year.

Our Storage Product Division serves the Fibre Channel Serial ATA and Serial Attached SCSI market. Our primary focus today is SAS, Serial Attached SCSI, although a portion of our sales are still in the 2G Fibre Channel Application.

In fiscal Q3 2006, SPD represented about 30% of our business. I’m pleased to report that the storage business appears to be gathering momentum.

Our Fibre Channel business, which is based primarily on the 2G node has been declining since 2005. While this business has stabilized a bit recently, we’re still expecting to see a slow decline through 2007.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

Fortunately, Fibre Channel revenue is being replaced by the growth in our Serial Attached SCSI product line. SAS is a new market for Vitesse and an excellent example of how we’ve been able to enter a market by exploiting a breakpoint in technology.

We expect the SAS market to be substantially higher than the Fibre Channel market — substantially larger than the Fibre Channel market.

To address this market, we developed a broad family product to include SAS RAID-on-chip processors known as ROCs which is a SAS equivalent of Fibre Channel host bus adapters, and SAS Expanders, which are the SAS equivalent of Fibre Channel Port Bypass Circuits.

We’re also applying our Enclosure Management Technology that has been deployed in the Fibre Channel to SAS enclosures and servers.

We’re among the very short list of companies that can provide a total end-to-end solution in the SAS market.

In Q4, we expect that the growth of our SAS business will, for the first time, be greater than the decline of our Fibre Channel business. This represents a significant milestone for the company that quite honestly we’ve been waiting for.

As you know, Intel has now general availability of the black chip—the Blackford chipset and began shipping within the quarter. Based on this, we’re being told that RAMs, SAS servers and enclosures will accelerate dramatically into 2007. This is supported by our growing backlog which now exceeds $6 million.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

Our design wins in SAS continue to be strong. This quarter, we introduced our latest generation of expanders with additional features that enables applications within the blade server market segment. In addition, we successfully demonstrated our 6G SAS PHY technology that leverages from our expertise at 10G telecom applications.

We expect the signal integrity issues at 6G to be significant challenges and a barrier for entry for many of our competitors who have little or no experience at this higher data rates.

Our Ethernet Products Division, EPD, serves the market for gigabit Ethernet physical layer components and switches.

In Q3, EPD represented about 16% of our business. We continue to see accelerating demands for Ethernet products, particularly in the SMB and SOHO segments of the market.

We have focused our product development efforts at the entry level of the market. Our integrated switch family from 5 to 24 ports offers power and integration advantages relative to our competitors. The low port count products which lead our integrated product portfolio have a market leadership position within the Taiwanese ODM communities that manufactures these types of systems.

We’ve seen strong ramps in this product area over the last two quarters.

In Q1, we announced our higher port count 16 and 24 port solutions along with the industry’s first integrated (OC-2 PHY). When combined with our (OC-2 PHY), and 16 and 24-port products offer a lower power highly

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

integrated system that uses only three ICs to implement a 24-port unmanaged or lightly managed switch.

The primary early adapters for these products have been the many Tear 1 OEMs in the market. These products have been well received and should rump over a million dollars in shipments in the current quarter.

We continue to invest in our Ethernet business to ensure that we can maintain technology leadership. This quarter, we announced several new products, a few of which I’d like to highlight.

In April, we announced the latest product in our integrated switch family, a product we call the E-StaX-34. This product is the first stackable Layer-2 Gigabit Ethernet Smart Switch designed for entry-level applications. It has some key technology features that dramatically reduce the cost of stacking multiple switches at gigabit data rates. Effectively, it’s designed to replace Fast Ethernet switches in these types of applications.

In May, at NetWorld Interop, we introduced the latest generation of our Copper Ethernet PHY. Again, we set the benchmark for lower power, reducing the power per port to 400 milliwatts.

At the same show, one of our largest competitors, introduced their latest effort, a 500-milliwatt PHY, 20% off our benchmark. Interestingly, the competitor’s PHY required the most advanced and expensive 90 nanometer technology versus our product using older generation, 130 nanometer process technology. It’s a very clear indication of substantial advantage of our patented design technology.

Now I’d like to spend a few minutes to talk about our customers.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

I personally visited many of our major customers in the US and Asia during the last three months. To most, the test has been a long-standing supplier. Generally, because of the types of products we build, we’re viewed as mission-critical. We’ve been very pro-active in reaching out to our customers at every level in the organization. I’ve been very pleased by the response.

Customers value their relationship with Vitesse and are standing by us when we need them. We continue to ship the products they need, and we will continue to work with them to develop the next generations of technology.

The same is true of our key suppliers. As our customers do with us, we value our relationships with our suppliers. And Shawn will explain to you, we did find ourselves in a tight cash situation that required us to manage our expenditures. We worked very closely with our suppliers through this period; I was very pleased with their flexibility.

I personally visited many of our most critical suppliers. I believe our corporate relationships will continue to improve based on the personal relationships created during these difficult times. I’d like to thank all of our suppliers for their support.

With that summary of the business, I’d like to turn this call over to Shawn Hassel to discuss certain financial information.

Shawn Hassel:	Thank you, Chris.

Good afternoon everyone. First off, I’d like to take this opportunity to thank you for your patience over the past couple of months. I know the current situation and the management transition has been very challenging for

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

everyone, including our employees, our customers, vendors, and especially our investors.

I believe we’ve made significant progress on several fronts over the last 13 weeks. First, we have sourced 52 million of capital to shore up the short term cash position of the company.

Second, we have begun to institute changes in financial controls and accounting procedures to improve the quality of financial reporting.

Third, we have developed and implemented financial tools to help management maintain a close perspective on both cash and our success at returning to company the profitability.

Fourth, we have significantly improved our relationship with the majority of our suppliers, ensuring a constant flow of materials and services.

And lastly, the management team is aggressively pursuing operational plans to get the company to cash flow breakeven as quickly as possible.

As we discussed earlier, the historic financial statements and certain accounting policies and procedures are currently the subject of an internal review by the special committee of the board. And the outcome of this review is likely to result in a restatement of the historic financials.

Because of this, GAAP financial, statements and information are currently unavailable.

The items that are under review or that the current management team is addressing includes, but are not limited to: one, the appropriate accounting for

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

stock option grants, two, general revenue recognition policies, three, the application and accounting for customer credits, four, the appropriateness and resulting accounting for various cash management techniques, and five, the method for periodic valuation of inventory and the resulting impact on gross margin.

We understand the continuing frustration with the amount of communication and lack of concrete financial information. We have identified certain financial and operational metrics which we have been able to estimate with a fair degree of confidence to help you understand the current situation and to give you a perspective of the state of the business.

The first metric that I would like to discuss is the company’s current cash position.

At the end of June, the company had approximately 29.2 in cash and cash equivalent. This compares to 29.1 million in cash and cash equivalent reported by Vitesse at the end of December.

As previously announced, Vitesse raised 52 million gross or 48.2 million net in June of this year.

Pursuant to this figures, the company spent approximately 48 million of cash during the six-month ended June 30, 2006.

I would like to walk you through the large contributing factors of this cash spent.

The main cause of this change in our cash position relates to an increase from approximately 31.6 million in networking capital. First, our cash investment

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

in inventory was over $23 million. This increase was primarily due to optimistic sales forecast associated with product ramps that are now just beginning to materialize.

The next impact working capital was an increase in accounts receivable of approximately 4 million. This increase was primarily due to an accelerated cash payments to Vitesse from our distributors in December. This practice has been discontinued.

The final impact was a decrease of accounts payable of approximately 4.3 million associated with getting our vendor base more in line with standard terms.

Other uses of cash during this period were capital expenditures of approximately 4.4 million, cash interest including interest paid on capital leases of 1.8 million, and professional cost of approximately 4.2 million.

I would like to point out some important distinctions between the Q1 and Q3 cash balances.

The reported cash balance at the end of December was high as a result of cash management techniques employed at quarter end that are no longer being employed by the company.

The cash management techniques employed immediately prior to the quarter end include: the factoring of receivables, shipping large amounts of goods to distributors and negotiating incentives for distributors to remit cash on those shipments prior to quarter end, having shipments from our vendors received right after quarter end, and stretching of vendors beyond standard terms.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

None of these issues applied to the current quarter and in fact we have made meaningful efforts to paid down a significant amount of the past new vendor balances.

As result of these differences, we believe the current cash position is stronger now than it was in December not withstanding the fact the amounts of cash are the same.

The next metric I would like to discuss is Vitesse’s net consumption.

Net consumption simply represents the value of product sold to our end customers less any distributor margin. In other words, net consumption is the measure of the total demand for Vitesse’s products by our end customers — not our distributors — and is not impacted by changes in inventory in the distribution channel. This is not a GAAP financial measure and it’s being presented only as an operating metric.

In contrast in net consumption, revenue can be recognized in two ways. The first method is called Point of Purchase or POP.

POP revenue is recorded when goods are shipped either directly to the end customer or to a POP distributor. This is commonly referred to as a “sell-in” model.

The second method is called Point of Sale or POS. POS revenue is recorded when goods are shipped from a POS distributor to an end customer. This is commonly referred to as “sell-through” model.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

Currently, approximately 62% of the Vitesse’s revenue is sell-in for POP. As such, it is influenced by increases or decreases in an inventory within the distribution channels.

Vitesse’s revenues would be higher than net consumption if the inventory in the distribution channel was increasing, and by contrast, Vitesse’s revenues would be lower the net consumption if the inventory in its distribution channel was decreasing.

With that being said, I would like to give you an - what our net consumption was to the prior three quarters.

Vitesse’s net consumption for Q1, Q2 and Q3 of fiscal year - Q1, Q2 and Q3 was approximately 46.7 million - I’m sorry - 47.6 million, 49.7 million and 50.7 million respectively.

While net consumption has grown modestly, we believe that the inventory of goods at Vitesse’s distributors had also grown. This situation would likely have increased historic reported revenues in comparison to the net consumption numbers I just went through.

To put this impact in perspective, it is important to understand the magnitude and direction, increase or decrease, of change in the inventory level at our distributors within the periods being discussed.

It is important to note that these numbers have not been audited and are based on the accuracy of periodic reports by our distributors. These numbers should only be used as the directional indication and represent our best data to date.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

We believe that in the distributor inventory at our retail value has increased by 6.4 million and 10.5 million in Q1 and Q2 respectively and decreased by 3.1 million in Q3.

We further believe that we still have excess inventory in the distribution channel of somewhere between 3 million and 9 million. We anticipate that this excess inventory will negatively impact reported revenues as compared to net consumption while the excess inventory in the channel is (burned) off.

Next, I would like to discuss gross margins.

As discussed earlier, the Special Committee of the Board is investigating general revenue recognition policies and management is evaluating prior inventory valuation methodology.

Gross margins are impacted by both of these areas, and at this point we have not been able to fully quantify the impacts of these issues.

That said, we believe both issues will put negative pressure on gross margins.

At this point, we do not know the full impact and could not give additional guidance at this time.

Next, I would like to discuss current spending rates on R&D and SG&A.

As previously disclosed, Vitesse underwent a significant restructuring of its operations during Q1 of this year.

The cost savings effort has started to pay dividends by decreasing the current run rate from historic levels.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

Due to the fact that cost center and general ledger mapping to SG&A and R&D was maintained off the system by staff members that are no longer with the company, I’m unable to accurately provide an apples to apples comparison to the historic numbers.

With that being said, we have remapped the total cost and can provide a comparison in aggregate.

In Q1, the aggregate SG&A and R&D costs were 42.7 million. This compares to an approximate spend of 39.8 million and 35.4 million in Q2 and Q3 respectively.

The sequential decrease in total expenditures is largely due to reductions in force, increased controls on spending, and other operational improvements at the company.

As Chris mentioned earlier, Special Committee currently anticipates that review will be completed some time in the fall.

At the present time, we are incurring total professional fees including for the review litigation and other items at an approximate rate of 4 million per quarter.

The board and management are committed to minimizing these fees to the extent we can.

To answer a question I’m will be asked, we do not believe we will be anywhere near the cost recently reported in the press for the Mercury Interactive Restatement Process.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

While the company is yet to reach cash flow breakeven, senior management fully recognizes our need to reach cash flow positive by the end of the calendar year.

We have devoted significant resources to this endeavor, and the management and the board of directors are committed (to executing) on a plan that reaches its goal as quickly as possible.

This includes aggressively managing our working capital position, including turning the significant investment that is made in - made in inventory back into cash, instituting operational cost reductions, eliminating all non-essential capital expenditures, and selling non-utilized excess assets including our unused wafer fab in Colorado Springs.

Lastly, a quick update on the progress with our debentures.

We continue to believe that we are not in the fault of our debentures, and we’ll continue to aggressively depend on that position.

With that being said, we are in active discussions with the majority of the holders to reach a resolution that does not unfairly impair our core constituents, including you, or unfairly enrich the debenture holders.

We are hopeful that we can reach a settlement, however, no assurances can be given at this time.

I would now like to turn the call back over to Chris for some closing remarks.

Christopher Gardner:	Thank you, Shawn.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

I’d like to talk briefly about our next steps.

In the coming months, we will work diligently to conclude the restatement process. We’ve employed the best legal and financial consultants to see us through this process and we expect to demonstrate best in class performance.

This will be at significant effort and a distraction to many as a company. It’s my job to make sure it does not interfere with what’s most important running the company.

We have outstanding technology products and people that provide us with tremendous opportunities in the three markets we serve.

Vitesse intends to be a leader on those markets.

It’s crucial that each of our businesses be accountable for contributing to the Vitesse bottom line. In accordance, I will be working with each of the general managers to map out a plan that achieve that goal.

We’re absolutely committed to returning the company to sustained profitability. We have a lot of work to do which we move forward. We will be taking actions to significantly improve the operational and financial aspects of the business and doing what is best for the company in order to maximize shareholder value.

With that, I’d like to turn it over to moderator, (West), for questions.

Operator:	At this time, I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

And again, as a courtesy to other listeners, questions will be limited to one. Please return to the question queue for any follow-up questions.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Allan Mishan of CIBC World Markets.

Allan Mishan:	Hey, guys. So, quick clarification. The net consumption figure you gave, those are essentially what revenue would be if everything was on a sell-out basis?

Christopher Gardner:	That represents the value of goods sold less - so it’s just margin. So, yes, on a sell-through model, that’s what the revenue (today).

Allan Mishan:	Okay. So, just for clarification. I guess the reported number for December was like 53 million versus the net consumption of 47.6. So what’s the difference there, that was how much was shipped to just the over and above of what’s consumed?

Christopher Gardner:	That is correct. So the difference is in the December number is the increase in the inventory primarily. There are other adjustments, but yes.

Allan Mishan:	Okay. And can you give the headcount for the company and what it was, I guess, exiting December?

Christopher Gardner:	I don’t think I have those exact numbers in front of me, Allan. We’re just over - just over 600 people now.

Man:	We can - we’ll get that for you. I think we’re around 620 now. I’m not sure what the December number was.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

Operator:	Your next question comes from Tim Kellis of the Stanford Group.

Tim Kellis:	Yes. Good afternoon, gentlemen.

You began the discussion with Vitesse’s in the year 2000 timeframe and then elaborated on what they did to manage the bursting of the bubble, and then we get into this issue here.

One of the issues is recently is it didn’t appear that the company had really tried to reduce its focus (unintelligible) its focus and it sounded like there wasn’t any, at least from a big picture change in that focus you still are targeting the three same markets you’re still coming out with new products but yet you talked about your cost savings. I was wondering if you can maybe connect the dots, maybe give us some more color on what the thought process is on lowering your cost structure in light of what it appears to be lower revenues from what it’s been reported in the past.

Christopher Gardner:	Sure. Yeah, this is Chris.

So, we’re going to be focusing in two areas. One is Shawn talked about, the operational side of the business. And, you know, I think that’s primarily at this point, just a lot of good blocking or tackling. So we’ll be chasing yields, we’ll be chasing cycle timing improvements, we’ll be looking a lot of other operational efficiencies which we think can improve the performance of the bottom line.

So, that’s, you know, one area.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

The other areas we will be looking at our product development plans. We - I think Vitesse historically put out a lot of products. We’re looking very hard at that product list to make sure that we’re developing the right products for the right markets. And, you know, not only - not investing into segments that don’t make sense for us, but also ensuring that we’re putting enough investments into those segments that we plan to be successful.

So, it really is a combination of those two things we’re going to go work on. And, you know, that’s going to start at the high level which really looks at, you know, what segment of the market can we continue to invest in at a level that will allow us to be successful.

Operator:	Your next question comes from line of Arnab Chanda of Lehman Brothers.

Arnab Chanda:	Hi guys.

Man:	Yes.

Arnab Chanda:	Hi. Yeah, just question about - Chris, question about couple of items regarding your focus, et cetera.

If you look at, you know, the businesses that you’re in, there are some things that are obviously related, some things are not. You know, what timeframe do you think you will be at a point where, you know, you can sort of discuss that and maybe disclose that to us?

And then secondly, what are you doing for retention driven - given sort of the tough circumstances that you’re in? And is that going to somewhat determine what type of product focus you have? Thanks.

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Christopher Gardner:	Yeah. Arnab, I think, you know, we’ve already spent quite a bit of time looking at the problem of, you know, where should we put in our money, where can be this successful. You know, clearly there are areas that fit better than others. And, you know, that’s part of the equation.

And the other part of the equation is where are the biggest opportunities and which ones are we most likely be successful in.

So, we’ve been going through that process and we’ll continue go through it. I think we’ll be, you know, making firm - more firm decisions here within, you know, the next quarter or so. And, you know, we’ll certainly keep everyone informed as we make those.

In terms of the employees, one and a lot of employees involved in that process, Vitesse historically has had a very good retention level. You know, we’re not a traditional Silicon Valley tech company with very high turnover rates.

We have seen some increases in turnover. Some of it I think has been related to these issues and some is completely independent to these issues. I’ve probably talked to the majority of the employees who have decided to leave over the last couple of months.

We have put some plans in place to work with employees in terms of retention. We’re also, you know, increasing significantly our level of communication in the employee. So I’ve been reaching out and doing all-hands meetings and those types of things on a very frequent basis. In fact, we’ve got another round of them coming up over the next 24 hours.

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So, you know, Vitesse employees, many have been here for a long time. I think they enjoy the technology we have, they enjoy the work they do and, you know, those things are still here.

Operator:	Ladies and gentlemen, once again, I’d like to remind please keep your questions to one question and return to queue for any follow-ups. Thank you.

Your next question comes from (Kevin Wenk) of (unintelligible) Capital Management.

(Kevin Wenk):	Hello, good afternoon. Thanks for hosting the call.

This is another question on what you ultimately do about the expenses as a company because if you look at typical profitability metrics of a lot of semiconductor companies, you’re going to have SG&A at maybe 20%, R&D at most, let’s say, 25% of revenues.

At your current revenue run rates, that means you’d have to cut out another 13 million or 14 million or another 40% of the 35 million you described earlier in the call. How do you do it?

Man:	Yeah. So, I guess, it’s premature for us, you know, breakdown and, you know, each of the areas that we’re looking at. You know, I can tell you that over the last couple of years we have been at a much higher spend in our model would suggest that we want to be. I think that’s still true today.

Again, we’ll be looking at both the operational side and the products and investment side and we’ll, you know, we’re going to have to come to some decisions based on the realities of the revenue that we see both, you know, in the current quarters and that we conservatively forecast in future quarters.

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I think it’s just a little early for us to start giving you ideas on what those plans are.

Operator:	Your next question comes from (Charles Inigo), Private Investor.

(Charles Inigo):	Yes. Good evening - good afternoon, gentlemen.

My question is what do you see as an adequate percent of revenue be spent on R&D at the stage of company?

And just a quickly short follow-up, what’s the next weakest area you guys feel that you need to focus on in the company outside the financial?

Shawn Hassel:	Thank you for the question. I mean I think as the percentage of R&D, and obviously we want to manage that to the appropriate level given the growth characteristics of the various businesses. And I think at this time, you know, it’s not necessarily a percentage that we’re focused on; it’s making sure that - as Chris said as part of his - what he went through, is making sure that the R&D is appropriately sized from what we believe the opportunities are of that business.

I don’t know that you can look at industry standards of 20 and 25 of SG&A and R&D as what is typical given the fact that this - the business that we have, there’s only three businesses and the various levels of their lifecycle. And when you have a start-up business, obviously R&D as a percentage of revenue is much higher, and obviously that’s more in line with our EPD business. And as you go into the NPD business, much more of a mature business in the context of the three.

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So, I don’t know if there’s a flat percentage but we are definitely looking at that in the context of what the growth and the opportunities are by product.

Operator:	Your next question comes from (Tony Ventimang) of (unintelligible) Capital Partners.

(Tony Ventimang):	Sorry, my question has been answered. I meant to withdraw. Thank you.

Operator:	Your next question comes from Paul McWilliams of Indie Research.

Paul McWilliams:	Hi there.

What do you estimate your cash burn rate for the year to be? And out of that how much will be required for the last two rounds of financing?

Man:	Well let me ask about the last two rounds of financing. Are you talking about the 52?

I’m sorry. I don’t quite understand the question. I understand the first part not the second part.

Oh, moderator, can you allow him to re-ask his question, please.

Operator:	Yes, sir.

One moment.

One moment while we locate his line.

Man:	I’m sorry.

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Operator:	If you could please press star-1 again.

Go ahead, Mr. McWilliams.

Paul McWilliams:	Okay, thanks.

Man:	I apologize.

Paul McWilliams:	Oh, that’s okay.

What I’m trying to get my arms around is what your cash burn for the year will be. You had said that you expect the cash flow positive by the end of the year, at the end of the calendar Q4. And out of the cash burn, how much of that will go towards paying for the last 52 million, including the upfront charge for the money?

Man:	Are you’re talking interest?

Paul McWilliams:	Yes. What I’m talking about is the two - kind of a two-part question about the same thing. How much cash - negative cash flow do you expect for this year, calendar year and how much of that cash flow is going towards the service of the last two rounds of financing for $52 million which would include the upfront fees, what about, 3.8?

Man:	Okay. Let me take it kind of reverse order. The upfront fee’s already been paid.

Paul McWilliams:	Yes.

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Man:	Okay.

The interest, so that we’re clear on the 52 million, we have the option pursuant to that note to pay only LIBOR on that. And so we will, depending on our position we may elect to only pay LIBOR assuming that it’s (6)% which LIBOR changes obviously.

Paul McWilliams:	Uh-huh.

Man:	And that means that we will pay only the LIBOR charge…

Paul McWilliams:	And then accrue the...

Man:	And accrue the remainder, yes.

Paul McWilliams:	Okay.

Man:	The 3 million cash for the entire year, one and a half the remainder of the year.

Paul McWilliams:	Okay I’ll be back in for a second question.

Man:	Okay.

Operator:	Your next question comes from Sang Peruri of Seligman.

Sangeeth Peruri:	Hey guys. Thanks for going through everything in such great detail.

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I just wanted to understand a couple of things. First, Q3 you said operating expenses was 35 million. Is the professional fees on top of that or included in the 35?

Man:	We’re talking about SG&A and R&D with 35.4 and the expected to professional is an addition to that.

Operator:	Your next question comes from (Al Chow) Private Investor.

(Al Chow):	Hi. I was wondering (Verizon) just announced a deal with Tellabs for the Tellabs on the 100. Is Vitesse chips in there?

Man:	Yeah. So I probably can’t disclose it. Tellabs is a significant customer. That is a multi-service platform that performs Ethernet over SONET. So I can probably just leave it to that. And they did do an announcement this quarter and are selling to one of them major two carriers in the US.

Operator:	Your next question comes from Tim Kellis of Stanford Group.

Tim Kellis:	Yes. I wanted to discuss any possibilities or any feedback from your customers doing this time. Had there been any potential business that’s been lost or I mean have you - what’s been the feed back I guess of your customer during this period?

Christopher Gardner:	Yeah, it’s a great question. As I mentioned I’ve been traveling a lot. I visited a lot of our major customers in the US and in Asia, both in China and Taiwan and in Singapore and other countries over that last two months.

You know, our customers most of then have been long term customers for Vitesse, you know, particularly the big telecom guys have been potentially 15

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to 20 years with us. So they obviously have concern out there. They read the headlines and they read Yahoo and everything else and there is a concern.

I can tell you that the financing obviously took a lot of that concern away. And we are working very closely with our customers to make sure they understand that and have all the information they need to feel comfortable with Vitesse as a supplier.

I think for my perspective, what I try to do when I tell, you know, all the employees of Vitesse to do it to use these opportunities to actually improve our relationships. You know, all company have issues, you know, whether financial issues or technology issues and, you know, and they are good opportunities to work with people and to build relationships and strengthen those relationships.

So that’s what we’re doing. And I think for the most part we’ve been very successful doing that.

Operator:	Your next question comes from (Kevin Bordonaro) Private Investor.

(Kevin Bordonaro):	Shawn, can you compare this turnaround to (U-Haul)? Which one was in rougher shape at the outset and how long do you think this is going to take for Vitesse before you have to move on and what are you doing…

Shawn Hassel:	I lost you on the last part. Let me try and do my best.

The situations are extremely different for a lot of reasons. You know, (U-Haul) was much farther down the line which regards to kind of the issues that they had. Their issues were less about cash and more about things that came

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out of Enron and special (unintelligible) and the lack of clarity in the market place about their business.

And, you know, as far as turnarounds, everyone of them has unique set of circumstances that all you can do is, you know, is sharpen your pencil, put your head down, work extremely hard and trying to get your arms around it.

What I will tell is that on both circumstances they both had good management teams, they both address the issues on a very aggressive basis. And, you know I can’t tell you what the comparison of time is. You know, I’ve been here for 13 weeks and I feel confident that, you know, we’re doing all the right things. So that’s probably all I can say.

Operator:	Your next question comes from (Patricia Forsythe) Private Investor.

(Patricia Forsythe):	Yes, thank you.

In redefining and reconfirming your market directions, would you please speak a little bit about your major competition and what you see as your primary strengths and weaknesses in competing?

Man:	Okay. That’s a good question as well.

So let me break it down to the three segments -- networking storage and Ethernet.

So in the networking segments, you know, probably our biggest competitor is there are long-term competitors, guys like TMC, (AMC), TRS and others.

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In that space, since it’s the telecom bust, a lot of people have not continued to invest. Vitesse has, and as a result today we’re pretty well positioned with products.

We are starting to see, you know, kind of growing design win traction. We’re starting to see shrinking competitive positions from those companies who remain in that space.

So, you know, there I think we’re well positioned and we’re one of the strongest and very potentially I think to be in leadership position in a near future.

In storage, it’s divided into different segments within the storage. Probably our two biggest competitors and storage are LSI Logic and PMC-Sierra. LSI competes with us primarily in the SAS space through their legacy and parallel SCSI. And PMC competes with us primarily in the fibre channel space, primarily to their acquisition of the (pack-down) chipset from HP/Agilent I believe.

So those are primary to competitors there.

In the SAS space again LSI, they have leadership position on the host side of the business where we have probably smaller market share than they do.

On the expander side to that business, we feel we have dominant market share in that segment of SAS.

In the Ethernet, today we really have two competitors: Broadcom and Marvel, Broadcom and Marvel were big players in Fast Ethernet and have moved into the Gigabit Ethernet over the last few years. And they own - you know, together they probably own more than 70% of that space. We have taken

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significant, you know, double-digit market share from them over the last three years, so we are making headways against them, primarily based on superior technology. And we’ll continue to drive that technology into that space, but I think from our competitive position, that’s where we’re facing our biggest incumbent certainly.

Operator:	Your next question comes from (Jerry Reeve) of Vanguard Capital.

(Jerry Reeve):	Yeah, you cited the extent of the audits. I have not seen the inventory valuation listed previously. Is that a new edition of for previous announcements?

And follow up on that is can we be fairly confident this far along in the process that the items that you cited the stock options, revenue recognition, customer credit, cash and management who inventory valuation are going to be the full extent of the audit process at this point in time?

Shawn Hassel:	Okay. With regards to the inventory piece, that is a new item. It was actually part of our attempting to close the Q3 and actually deploying some policies and procedures on inventory that we needed to have in place. We identified that there was a methodology historically used that we needed to make an adjustment to. So that is new.

With regards to other items under the Special Committee, you know, again, I think Chris said that we are not in the loop on that. That is being done independent of us. And I think right now it’s a premature to comment on what, you know, what their point to come back with and whether or not what we’ve listed is the full extent.

That is what they have told us that they are looking out of this point.

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Operator:	Your next question comes from (Kevin Wenk) of (unintelligible) Capital Management.

(Kevin Wenk):	Looking at the product portfolio at this point, what do you think is the long term sustainable gross margin? I’m not asking you for a schedule of when you’re going to get there, but what do you think is reasonable at some point in future?

Christopher Gardner:	Yeah, so this is Chris. You know, obviously we’re going to be - you’re effectively asking for guidance which we’re not really doing. You know, I can tell you that gross margins will be different in the different segments. You know, traditionally the telecom segment will support, you know, higher gross margins, storage, you know, kind of intermediate gross margins, and Ethernet lower gross margins.

Accordingly, our mix is changing. We are moving, you know, to have more of a mix in the lower ends of the margin spectrum and we’ve talked about this publicly in the past.

So I think those trends will continue. What I probably can’t comment on is, you know, what sort of - I believe we called downward pressure would be caused by, you know, some of these accounting issues and accounting changes. So I probably don’t want to try to cover that.

Operator:	Your question comes from (Philip Penett), Private Investor.

(Philip Penett):	Yes, hi gentlemen.

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One of you had indicated that the breakeven is targeted for this calendar, and I was wondering how would that be achieved and is it realistic?

Man:	Well, I think what we said is that we recognized, full recognized sitting around this table today that is something the needs to happen by the end of this year. So I want to make sure that everybody understands that we are aggressively pursuing that goal, and we are putting together plans that we believe and hope they’ll get us there.

You know, there’s - the biggest part of this is working capital. There’s also cost, you know, the four things I went through which is, you know, cost, containment and selling some excess assets that we have to make sure that we can get to the point where we’re cash flow neutral.

And again, you know, what I said was where the cash went over the last two quarters was a large increase in inventory, upwards of, you know, $23 million, $24 million of inventory. That inventory will turn to cash and assist us in those matters, so.

Operator:	Your next question comes from (Al Chow), Private Investor.

(Al Chow):	Chris, I want to know one thing, (unintelligible), okay, they’re mostly on AMD motherboard. Do we have opportunities to ask those motherboard manufacturers as well on Intel motherboard?

Christopher Gardner:	Yeah. So you’re right, most of the - well just to clarify, you’re really talking about our GLOM opportunities on our single copper PHY which is actually a fairly a small percentage of our Ethernet business.

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The majority our Ethernet business is in Quad OC PHY (OC-2 PHY) and integrated PHY switch products.

In the GLOM market, we have taken, you know, fairly reasonable percentage, probably some are between 30% and 40% of the GLOM business primarily targeted at the AMD processor chipset.

Most of the products that has Intel product on it I believe had integrated PHY capability. So we don’t really have the opportunity of those Intel (plus). That is my understanding.

Operator:	Your next question comes from Sang Peruri of Seligman.

Sang, your line is open.

Your question has been withdrawn.

Your next question comes from Paul McWilliams of Indie Research.

Paul McWilliams:	Okay guys. What I’m trying to get here with this question is a model looking forward, not to any particularly time but whatever your internal model is for gross profit and operating profit. You can say at 75 million in a quarter, we hope to be at this level or for years from now or eventually.

Shawn Hassel:	Yeah, you know, this is Shawn. Let me address this.

You know I think - you know, I’ve been here for about three months. I think we’ve got a pretty good perspective on where we’re going and what we’re doing. I don’t know that I’m in a position right now to give forward guidance. I just - you know, I understand why you’re asking the question. I understand

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that you’re trying to run the model. And at this point, you know, there’s a - we’ve given everything we can. We try to reset where we think the net kind of consumption is, where - how much of that is left in the channel, that we’ve got a fair amount of inventory, that we’re aggressively trying to pursue cash flow breakeven.

I think that’s a part of your question better set for maybe the next call.

Operator:	Your next question comes from Sang Peruri of Seligman.

Sangeeth Peruri:	Hey guys, looks like you’ll be burning about 20 million a quarter. What’s the plan to raise additional capital?

Man:	Twenty million a quarter is different from my number. I’m not quite sure how you got there.

We will evaluate plan to raise additional capital if we believe that it’s necessary at this plan. At this point I think it’s pretty mature to talk about any plans to raise capital.

Operator:	Your next question comes from (Jerry Reeve) of Vanguard Capital.

(Jerry Reeve):	Yeah, assuming there is some type of independent litigation brought on the former officers of the company. Does Vitesse have any liability to the expense of defense of the former officers?

Man:	So, yeah, so we are by required to support the defense of those officers in that litigation. They have agreed to pay us back, those expenses if it’s determined as a result of that litigation that they were not entitled to that money.

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Operator:	Your next question comes from (Charles Inigo), Private Investor.

(Charles Inigo):	Yes.

One of the things you guys to focus on especially Shawn has been looking at - putting in process control from the financial area. And it sounds like you’re doing a really god job there, Shawn.

If you had to take a look at the other parts of the company and identify the next weakest link for a control’s point of view, what would you focus on?

Christopher Gardner:	Well, let me answer this. This is Chris and then I’ll have Shawn answer kind of as an independent view.

You know, I think there’s two big things we’re going to spend some time on here over the next quarter. One is just operational efficiency. We need to improve some of our attention to yield, some of our attention to cycle time. And I think Shawn mentioned, you know, the inventory problem, I think that’s a good kind of leading indicator that some of our systems are not what they need to be.

The second part of what we’ll be doing is kind of our business planning process. So we I think need to sharpen our abilities in how we decide to invest into certain segments, what products we commit to those segments. And we’ll be doing that, you know, basically immediately here starting to improve that capability.

Shawn Hassel:	Okay. You know, I think I echo that. I think the area that I believe needs the most attention is our inventory. And it’s been, you know, there are some - I’m not talking about it from a financial perspective, I’m talking about how do we

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minimize the cash-to-cash cycle, how do we, you know, bring our inventory levels down because our cycle times within the supply chain are minimized.

And the other thing that would point to that I think would be helpful for this organization is we do not maintain an activity-based costing system which allows us to actively manage the various pluses and minuses of inventory. And what, you know, what the favorable and unfavorable variances to the extent you understand cost accounting, you know, that leads to good management decisions. That’s not out there right now and that needs to be implemented pretty quickly. So we’ll be working on that.

Operator:	Your next question comes from (Dennis Wilson), Private Investor.

(Dennis Wilson):	Yeah.

Chris, I know you view yourself as a straight shooter and you mentioned that you’re committed to returning the company just to stay in profitability. You’ve kind of hinted that you hope to do that by the end of the year. Can you nail that down a little more closely and also tell me what’s been the biggest positive surprise during this mess from your perspective?

Christopher Gardner:	It’s a good question, (Dennis).

So let’s see. That probably can’t nail it down closer, you know, we’re still looking at that and we still have a lot of options available to us both from the operational perspective, from the - in a strategic prospective, that could impact that pretty significantly. So, you know, I just leave at that.

You know, from a positive side, you know, I guess I’ve been - I talked a little bit about the - our customers and, you know, we put some stresses on them

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and I’m very again pleased with their responses. I’ll say the same thing about the employees.

You know it’s a - I think when you go through change or when you go to a kind of a shock like this to a company I think it says a lot with how the employees either decide that, you know, things should stay the same or they should change and we need to change. And I think I’ve been really pleased that I think people are as committed as the management team to get the company back to profitability and to, you know, kind of return Vitesse to where it was back in the heydays, back in the, you know, mid and late 90s.

Shawn Hassel:	And, (Dennis), this is Shawn Hassel. I did want to just point one small distinction although I think it’s a very important one out.

You know our - we’re talking about cash flow neutrality by the end of the year not profitability. Those are two, I think, distinct issues, are two distinct concepts. So I just want to make sure that people understand that.

(Dennis Wilson):	Yeah.

Operator:	Your next question comes from (Kevin Wenk) of (Unintelligible) Capital Management.

(Kevin Wenk):	Sorry to beat on you in terms of an operating model at some in the future, but as you know, you are burning cash not as much as the person suggested earlier, we both know that. But maybe you give us quarter-by-quarter metrics, you know, not quantitative but where you want to be in terms of operational improvements, you know, in terms of market penetrations, things like that.

Man:	All right.

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So, again, you know, I don’t want to have to - here’s the issue, you know, we have a model internally to the company, something that’s been developed since I got here, something that’s existed prior to me being here. There’s still a fair amount of review on that from a, you know, accrual-based model perspective.

You know, what I can tell you is that we recognize that, and I said this before, so I don’t want to be redundant, but we recognize there’s the need to manage this situation at our current state of being by the end of the year. And all I can tell you is that this is more about the next six months and as doing that.

I can’t give you a longer term view at this point. And again, I will - hopefully I will be able to do that on the next call.

Operator:	Your next question comes from (Kevin Bordonaro), Private Investor.

(Kevin Bordonaro):	What you - you guys have a priority as far as getting relisted with NASDAQ? And if you do what’s your timeline? And what are the requirements? You just have to present restatement or do you have to start from scratch?

Shawn Hassel:	This is Shawn.

It’s a good question.

You know, there’s a number of things that have to happen that in order for us to get relisted. Obviously, the biggest one of those is we have to have restated financial statements and get back in compliance with the SEC and NASDAQ rule.

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We’re clearly, you know, aggressively pursuing that. We’re pushing that forward. We’ve started a lot of that activity. But as far as the timeline goes, you know, this point, I’m just unable to comment. It’s too early in the process.

(Kevin Bordonaro):	Okay. Chris, hey, if your mother bought 30,000 shares at (311), what would you tell her?

Christopher Gardner:	I’ll tell her I can’t talk to her about whether she should buy herself a stock.

Probably, we both go to jail.

Operator:	Your next question comes from (Jerry Reeve) of Vanguard Capital.

(Jerry Reeve):	With you guys (herald) altogether, what can we look forward to? I assuming that I missed the filing of the 10Q here in August. But what can we look forward to as far as communications in the future, something similar to this, something in excess of just product announcement communications? Have you set any type of a plan going forward as to when you’ll touch base with investment community?

Shawn Hassel:	Yeah. So, you’re right, we will not be doing our formal filings. So that will not be going forward. We will be doing at least quarterly calls of this nature. I would certainly expect the information we can provide to improve and get more details as we move forward. We will certainly be continuing to put out 8Ks as we have material events within the company.

So, you know, the one of the main purposes for this call after the 13 weeks was to, you know, disclose all the information that we were able to do. And we’ll continue to endeavor to do that on a very regular basis.

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Operator:	Your next question comes from Randy Laufman of Imperial Capital.

Randy Laufman:	Yes. I was wondering if you could talk a little bit about your (debt) position. You seem with the Tennenbaum you seem to be increasing your leverage pretty rapidly with the thick portion of the interest. And then you mentioned that you’re in discussions with bondholders on the notes to come up with the resolution. I was wondering if you could talk a little bit about what the target leverage on the businesses and maybe what, you know, kind of what you see your capital structure looking like going.

Shawn Hassel:	All right, sure.

With regards - I don’t know that we’ve necessarily set a, you know, optimum capital structure. But my guess is that there’s plenty of people that have an opinion that a technology company shouldn’t have this type of capital structure in debt.

But, you know, I think the way we’re viewing at least the short term midterm is that we need to get the company back to a profitable situation.

The debt with Tennenbaum, you know, there’s a couple characteristics of that that I want to make sure people understand.

The first is, again, there is a large pick component on that. And depending on your, you know, how you view that, that’s something that doesn’t come due for five years.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

We obviously understand that that increases overtime we can reduce the (pick) components to the extent that we want to pay more cash. And so we will manage that accordingly based on the cash flows of the business.

The second part of that that I want to make sure everybody’s clear on is, you know, that money is - you know, we have no financial covenant, you know, so when we did this, we needed something to give us the freedom to really find out what we don’t know and to work through to this process. Tennenbaum was very flexible with regards to that.

The only covenant I have really is making sure that we file, you know, financial, internal financial statements with them the best we can, understanding that within a certain period of time they’re not going to even be within GAAP until the investment - the investigation is complete.

So I think it’s quite premature to discuss optimum capital structures on the business until we truly kind a have an understanding as where the business is going.

Operator:	Ladies and gentlemen, we are reaching the end of the allotted time for our Q&A session. We will take two or three more questions.

Your next question comes from (Jim Cogan) of Frontier Capital.

(Jim Cogan):	Hi, Chris.

Question on one of the comments you made, you were talking about the end market you’re addressing finally starting to progress here. So are you expecting revenue growth or at least net consumption revenue growth the next couple of quarters?

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

Christopher Gardner:	Yeah. So, again, I can’t go for guidance. I can tell you, and, you know, I think some of our peers are starting to see the same thing certainly in the telecom market and storage. They’re starting to see I think accelerating growth in the end market that we serve.

So, you know, that’s a good sign. We’ve been waiting a long time. If you look at, you know, what we talked about, you know, over the last year in terms of the Ethernet transition from Fast to Gigabit, in terms of the SCSI transition from parallel to serial. We’ve been talking about these markets for a long time and we are seeing those transitions accelerate. Obviously, you know, that’s good for us and I probably have to leave it at that.

Operator:	Your next question comes from Tim Kellis of the Stanford Group.

Timothy Kellis:	Yeah. I just wanted to maybe to elaborate more on the discussion of cash. I thought the cash position that was inferred when you announced the Silicon Valley Bank issue that it’d been reduced by about 26 million from the position at the end of December. And now it looks like today the cash burn has been in the neighborhood of 48 million. You went through the 23 million in inventory and it looked like about another 13 million in balance sheet issues.

I was wondering if you can maybe just connect dots there. It looks like there’s maybe 10 million or 15 million missing and maybe what has happened because the inventory, as I understand, it was part of the cash burn between December and Silicon Valley Bank announcement. If you can maybe discuss what happened with the cash burn between the Silicon Valley Bank announcement and today.

Christopher Gardner:	I’ll try.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

I think there was - the other part of the cash burn - the main part of the cash burn since that point is bringing our vendors back in line. At that point, the vendors were extremely stretched. And I’d have to think about from a balance sheet perspective where we’re at there, but the main part of that - there’s two parts. We continue to build inventory since then. You know, we started significant wafer starts nine months ago. Those don’t stop coming here just because, you know, we don’t need them. So there was a continued inventory increase. And then, there was fairly significant decrease in our payables over that period of time.

I don’t know within Silicon Valley Bank date, the date that went out, what the balance sheet looks like. I don’t have a trial balance sheet in front of me for that date, but indicative to kind of the situations, those are the two big things that drove the cash.

Operator:	Your last question comes from (Philip Penett), Private Investor.

(Philip Penett):	Chris, you’ve been with the company for almost 20 years. How would you compare the business climbing now for Vitesse products versus what you’d seen in the past?

Christopher Gardner:	Yeah, actually it’s 20 years on July 2. So, you know, Vitesse has been through a lot ups and downs. We’ve been in lot industries and we’ve been able to change ourselves as industries have changed and moved into new markets.

I think that’s one of our strength is our ability to change, identifying new markets and penetrate them. Right now, I think we’re actually pretty well positioned in the segments that we’re attacking.

VITESSE SEMICONDUCTOR CORPORATION

Moderator: Sharon Drew

07-27-06/3:00 pm CT

Confirmation # 2965868

As I mentioned, you know, we’ve spread ourselves into three different markets. You know, that’s, right now, certainly the stretch for us and we’re looking at how efficiently we can address those. But, you know, we’ve invested - it’s not just the last quarter, we invested for three or four years to break into these new markets to develop products that takes three years to develop, to get them into customer systems that takes months to years to deploy, and we’re now starting to see that payoff.

So we have some challenges in some of the segments, and we’ll address those. But overall, I’m pretty optimistic about how we’ve positioned ourselves and the markets we’re positioned into.

So with that, I guess I’ll turn it over to moderator.

Again, thank you for joining us today and we’ll look forward to talking to you soon.

Operator:	Ladies and gentlemen, that concludes the Vitesse Semiconductor Corporation public conference call.

We appreciate your time. You may now disconnect.

END